EXHIBIT 10.44

VORNADO REALTY TRUST 2010 OMNIBUS SHARE PLAN
RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK AGREEMENT made as of date set forth on Schedule A hereto between VORNADO REALTY TRUST, a Maryland real estate investment trust (the “Company”), and the employee of the Company or one of its affiliates listed on Schedule A (the “Employee”).

RECITALS

A.                                                    In accordance with the Vornado Realty Trust 2010 Omnibus Share Plan, as may be amended or modified from time to time (the “Plan”), the Company desires in connection with the employment of the Employee, to provide the Employee with an opportunity to acquire shares of the Company’s common shares of beneficial interest, par value $0.04 per share (the “Common Shares”), and thereby provide additional incentive for the Employee to promote the progress and success of the business of the Company and its subsidiaries.

B.                                                    Schedule A hereto sets forth certain significant details of the share grant herein and is incorporated herein by reference.  Capitalized terms used herein and not otherwise defined have the meanings provided on Schedule A.

NOW, THEREFORE, the Company and the Employee hereby agree as follows:

AGREEMENT

Grant of Restricted Stock.  On the terms and conditions set forth below, as well as the terms and conditions of the Plan, the Company hereby grants to the Employee such number of Common Shares as is set forth on Schedule A (the “Restricted Stock”).

Vesting Period.  The vesting period of the Restricted Stock (the “Vesting Period”) begins on the Grant Date and continues until such date as is set forth on Schedule A as the date on which the Restricted Stock is fully vested.  On the first Annual Vesting Date following the date of this Agreement and each Annual Vesting Date thereafter the number of shares of Restricted Stock equal to the Annual Vesting Amount shall become vested, subject to earlier forfeiture as provided in this Agreement.  To the extent that Schedule A provides for amounts or schedules of vesting that conflict with the provisions of this paragraph, the provisions of Schedule A will govern.  Except as permitted under Section 10, the shares of Restricted Stock for which the applicable Vesting Period has not expired may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered (whether voluntary or involuntary or by judgment, levy, attachment, garnishment or other legal or equitable proceeding).

The Employee shall not have the right to receive cash dividends paid on shares of Restricted Stock for which the applicable Vesting Period has not expired.  In lieu thereof, the Employee shall have the right to receive from the Company an amount, in cash, equal to the cash dividends payable on shares of Restricted Stock for which the applicable Vesting Period has not expired, provided  the Employee is employed by the Company on the payroll date coinciding with or immediately following the date any such cash dividends are paid on the Restricted Shares.

The Employee shall have the right to vote the Restricted Stock, regardless of whether the applicable Vesting Period has expired.

Forfeiture of Restricted Stock.  If the employment of the Employee by the Company terminates for any reason except death, the shares of Restricted Stock for which the applicable Vesting Period has not expired as of the date of such termination, shall be forfeited and returned to the Company.  Upon the Employee’s death, all of the shares of Restricted Stock (whether or not vested) shall become fully vested and shall not be forfeitable.  Upon the occurrence of a Change in Control of the Company, any shares of Restricted Stock for which the applicable Vesting Period has not expired, shall become fully vested and shall not be forfeitable.  For purposes of this Restricted Stock Agreement, a “Change in Control” of the Company means the occurrence of one of the following events:

(i) individuals who, on the Grant Date, constitute the Board of Trustees of the Company (the “Incumbent Trustees”) cease for any reason to constitute at least a majority of the Board of Trustees (the “Board”), provided  that any person becoming a trustee subsequent to the Grant Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Trustees then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without objection to such nomination) shall be an Incumbent Trustee; provided, however, that no individual initially elected or nominated as a trustee of the Company as a result of an actual or threatened election contest with respect to trustees or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Trustee;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Grant Date, a “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this paragraph (ii) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner:  (A) the Company or any majority-owned subsidiary of the Company (provided  that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any such majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), (E) (a) any of the partners (as of the Grant Date) in Interstate Properties (“Interstate”) including immediate family members and family trusts or family-only partnerships and any charitable foundations of such partners (the “Interstate Partners”), (b) any entities the majority of the voting interests of which are beneficially owned by the Interstate Partners, or (c) any “group” (as described in Rule 13d-5(b)(i) under the Exchange Act) including the Interstate Partners (the persons in (a), (b) and (c) shall be individually and collectively referred to herein as, “Interstate Holders”);

(iii) the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company’s assets (a “Business Transaction”), unless immediately following such Business Transaction (a) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company’s assets in such Business Transaction (the “Surviving Corporation”) is beneficially owned, directly or indirectly, by the Interstate Holders or the Company’s shareholders immediately prior to any such Business Transaction, and (b) no person (other than the persons set forth in clauses (A), (B), (C), or (F) of paragraph (ii) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a “Non-Qualifying Transaction”); or

(iv) Board approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned the Company’s outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to Employee under this Restricted Stock Agreement.

Certificates.  Each certificate issued in respect of the Restricted Stock awarded under this Restricted Stock Agreement shall be registered in the Employee’s name and held by the Company until the expiration of the applicable Vesting Period.  At the expiration of each Vesting Period, the Company shall deliver to the Employee (or, if applicable, to the Employee’s legal representatives, beneficiaries or heirs) certificates representing the number of Common Shares that vested upon the expiration of such Vesting Period.  The Employee agrees that any resale of the Common Shares received upon the expiration of the applicable Vesting Period shall not occur during the “blackout periods” forbidding sales of Company securities, as set forth in the then applicable Company employee manual or insider trading property.  In addition, any resale shall be made in compliance with the registration requirements of the Securities Act of 1933, as amended, or an applicable exemption therefrom, including, without limitation, the exemption provided by Rule 144 promulgated thereunder (or any successor rule).

Tax Withholding.  The Company has the right to withhold from cash compensation payable to the Employee all applicable income and employment taxes due and owing at the time the applicable portion of the Restricted Stock becomes includible in the Employee’s income (the “Withholding Amount”), and/or to delay delivery of Restricted Stock until appropriate arrangements have been made for payment of such withholding.  In the alternative, the Company has the right to retain and cancel, or sell or otherwise dispose of such number of shares of Restricted Stock as have a market value determined at date the applicable shares vest, approximately equal to the Withholding Amount with any excess proceeds being paid to Employee.

Certain Adjustments.  In the event of any change in the outstanding Common Shares by reason of any share dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distribution to common shareholders other than regular any shares or other securities received by the Employee with respect to the applicable Restricted Stock for which the Vesting Period shall not have expired will be subject to the same restrictions as the Restricted Stock with respect to an equivalent number of shares and shall be deposited with the Company.

No Right to Employment.  Nothing herein contained shall affect the right of the Company or any subsidiary to terminate the Employee’s services, responsibilities and duties at any time for any reason whatsoever.

Notice.  Any notice to be given to the Company shall be addressed to the Secretary of the Company at 888 Seventh Avenue, New York, New York 10019 and any notice to be given the Employee shall be addressed to the Employee at the Employee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Employee may hereafter designate in writing to the other.

Governing Law.  This Restricted Stock Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without references to principles of conflict of laws.

Successors and Assigns.  This Restricted Stock Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and any successors to the Employee by will or the laws of descent and distribution, but this Restricted Stock Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Employee.

Severability.  If, for any reason, any provision of this Restricted Stock Agreement is held invalid, such invalidity shall not affect any other provision of this Restricted Stock Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of this Restricted Stock Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Restricted Stock Agreement, shall to the full extent consistent with law continue in full force and effect.

Headings.  The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Restricted Stock Agreement.

Counterparts.  This Restricted Stock Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

Miscellaneous.  This Restricted Stock Agreement may not be amended except in writing signed by the Company and the Employee.  Notwithstanding the foregoing, this Restricted Stock Agreement may be amended in writing signed only by the Company to:  (a) correct any errors or ambiguities in this Restricted Stock Agreement; and/or (b) to make such changes that do not materially adversely affect the Employee’s rights hereunder.  This grant shall in no way affect the Employee’s participation or benefits under any other plan or benefit program maintained or provided by the Company.  In the event of a conflict between this Restricted Stock Agreement and the Plan, the Plan shall govern.

CONFLICT WITH EMPLOYMENT AGREEMENT.  If (and only if) the Employee and the Company or its affiliates have entered into an employment agreement, in the event of any conflict between any of the provisions of this Agreement and any such employment agreement the provisions of such employment agreement will govern.  As further provided in Section 7, nothing herein shall imply that any employment agreement exists between the Employee and the Company or its affiliates.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date and year first above written.

VORNADO REALTY TRUST

By:
Joseph Macnow Executive Vice President Finance & Administration Chief Financial Officer

SCHEDULE A TO RESTRICTED STOCK AGREEMENT

(Terms being defined are in quotation marks.)

Date of Restricted Stock Agreement:	As of
Name of Employee:
Number of Common Shares Subject to Grant:
Date of Grant:
Date on Which Restricted Stock is Fully Vested:
Vesting Period:	Four Years
“Annual Vesting Amount” Insert the number of Restricted Shares that vest each year or other applicable vesting schedule.

“Annual Vesting Date” (or if such date is not
a business day, on the next succeeding business day): Insert the calendar date of each year on which Restricted Shares will vest or other appropriate vesting schedule.

Initials of Company representative:  _________

Initials of Employee:  _________